Exhibit 4.(a).60.6

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the
Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 6

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Fixed Communications Solutions Limited Partnership (“Partner”), the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007, as follows:

Amendment to Appendix D Section 3

1.	In Appendix D of the license, in article 3 End to End Performance Levels:

a.	With respect to “Telephony Service”, after the words “for fixed-line telephony networks” shall come “except with respect to telephony service on Voice Over Broadband (VOB)".

b.	After the paragraph regarding “Telephony Service”, shall come: “Telephony Service on Voice Over Broadband (VOB)"-the quality of the service will be based on “Best Effort”.

Amendment to Appendix D Section 4

2.	In Appendix D of the license, in article 4 Response Times:

a.	With respect to “Telephony Service”, after the words “Telephony Service” shall come “except with respect to telephony service on Voice Over Broadband (VOB)".

b.	After the paragraph regarding “Telephony Service”, shall come: “Telephony Service on Voice Over Broadband (VOB)"-the response time shall be based on “Best Effort”.

(11 August, 2008)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing